Exhibit (p)(3)

Code of Ethics of Alpha Capital Funds Management, LLC

Code of Ethics

February 4, 2015

Alpha Capital Management, LLC
Alpha Capital Funds Management, LLC

3060 Peachtree Road NW
Suite 240

Atlanta, GA 30305

TABLE OF CONTENTS

1.	GENERAL PROVISIONS	1

1.1.	Professional Responsibilities	1

2.	COVERED PERSONS	1

2.1.	Supervised persons include	1

2.2.	Access persons include any supervised persons who	2

2.3.	Family Members	2

3.	BUSINESS CONDUCT STANDARDS	2

3.1.	Compliance with Laws and Regulations	2

3.2.	Conflicts of Interest	2

3.3.	Personal Securities Transactions	3

3.4.	Public Presentations and Blogging Policy	5

3.5.	Rumor Policy	6

3.6.	Outside Business Interests	6

3.7.	Gifts, Loans and Entertainment	6

3.8.	Political Contributions	7

3.9.	Reporting of Violations	7

4.	INSIDER TRADING	7

5.	REPORTING REQUIREMENTS	8

5.1.	Scope	8

5.2.	Reportable Securities	8

5.3.	Reporting Exceptions	9

5.4.	Initial/Annual Holdings Report	9

5.5.	Quarterly Transaction Reports	9

5.6.	Annual Written Reports to the Board	10

6.	RECORDKEEPING REQUIREMENTS	10

7.	FORM ADV DISCLOSURE	11

8.	ACKNOWLEDGMENT OF RECEIPT	11

1.	General Provisions

1.1.	Professional Responsibilities

Alpha Capital Management, LLC (“ACM”) and Alpha Capital Funds Management, LLC (“ACFM”) (together, “Advisers”) are registered as investment advisers with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940. The Advisers are dedicated to providing effective and proper professional investment management services to a wide variety of clients. Every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with the Advisers.

An employee of the Advisers has a duty to disclose material facts whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the Advisers and its clients.

The Advisers have adopted this Code of Ethics (the “Code”) in order to ensure that the policies of the Advisers are clear and easily understood. These policies will apply to the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest. It will also apply to areas where potential for conflict of interest or ethical misunderstandings may result. In those situations where employees are uncertain as to the intent or purpose of this Code, they should consult with the Chief Compliance Officer (“CCO”). The CCO may grant exceptions to provisions contained in the manuals only when it is clear that the interests of the Adviser’s clients will not be adversely impacted.

Strict compliance with the provisions of this Code is expected of employees of the Advisers. The Advisers’ reputation for fair and honest dealing with its clients and the investment community in general is very important and has taken time to build.

Employees are urged to seek the advice of the CCO for any questions as to how this Code applies to their individual circumstances. Employees should understand that a material breach of the provisions of this Code will constitute grounds for disciplinary action and/or immediate termination of employment with the Advisers.

2.	Covered Persons

2.1.	Supervised persons include:

•	directors, officers, and partners of the Advisers (or other persons occupying a similar status or performing similar functions);

•	employees of the Advisers;

•	any other person who provides advice on behalf of the Advisers and is subject to the Advisers’ supervision and control;

•	temporary workers;

•	consultants;

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•	independent contractors; and

•	access persons.

2.2.	Access persons include any supervised persons who:

•	have access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the Advisers or their affiliates manage;

•	are involved in making securities recommendations to clients, or have access to such recommendations that are nonpublic; or

•	are directors, officers, or members of the Advisers.

2.3.	Family Members

For purposes of personal securities reporting requirements, the Advisers consider the access persons defined above to also include the person’s immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

3.	Business Conduct Standards

3.1.	Compliance with Laws and Regulations

All supervised persons must comply with all applicable state and federal securities laws including, but not limited to, the Investment Advisers Act of 1940, the Investment Company Act of 1940, Regulation S-P and the Patriot Act as it pertains to Anti-Money Laundering. All supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•	to defraud a client in any manner;

•	to mislead a client, including by making a statement that omits material facts;

•	to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;

•	to engage in any manipulative practice with respect to a client; or

•	to engage in any manipulative practice with respect to securities, including price manipulation.

3.2.	Conflicts of Interest

The Advisers, as fiduciaries, have an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by avoiding conflicts of interest, and if they occur, by fully disclosing all material facts concerning any conflict that may arise with respect to any client.

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Conflicts among Client Interests: Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts where compensation is greater, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). The Advisers specifically prohibit inappropriate favoritism of one client over another client.

Competing with Client Trades. The Advisers prohibit access persons from using knowledge about pending or currently considered securities transactions for clients in order to profit personally, directly or indirectly, as a result. In order to avoid any potential conflict of interest between the Advisers and their clients, securities transactions for the accounts of access persons in the same security as that purchased/sold for advisory accounts should be entered only after the expiration of a black-out period, explained more fully below.

No Transactions with Clients. The Advisers specifically prohibit supervised persons from knowingly selling to or purchasing from a client any security or other property, except securities that may be issued by the client.

Disclosure of personal interest: The Advisers prohibit access persons from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person (e.g., the Managing Member or, with respect to the Managing Member’s interests, the CCO). If this designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Referrals/Brokerage: The Advisers require supervised persons to act in the best interests of the firm’s clients regarding execution and other costs paid by clients for brokerage services. Supervised persons are reminded to strictly adhere to Advisers’ policies and procedures regarding brokerage (including allocation, best execution, soft dollars, and directed brokerage) as outlined in the firms’ Compliance and Supervisory Procedures Manuals.

Vendors and Suppliers: The Advisers require supervised persons to disclose any personal investments or other interests in vendors or suppliers with whom the supervised person negotiates or makes decisions on behalf of the Advisers. The Advisers specifically prohibit supervised persons with interests as noted above from negotiating or making decisions regarding the firm’s business with such companies.

3.3.	Personal Securities Transactions

Personal securities transactions by access persons are subject to the following trading restrictions:

Acceptable securities for purchase: Access Persons may buy or sell securities for their personal accounts with the following restrictions.

1.	No access or supervised person may transact in a security for the three day period prior to such security’s initial purchase date or within the three day period prior to such security being fully liquidated by any internally managed mutual fund. A Restricted List, which will be made available by the CCO to all access persons, will be updated as warranted with the names, tickers and restricted dates for all securities being considered by the portfolio manager(s). In addition, changes to the Restricted List will be made available to access persons at the time of change.

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2.	In the event a security is purchased by an access person prior to the position being considered by the fund, three calendar days must elapse before the security can be initially purchased by any internally managed mutual fund.

3.	In the event an access person has an existing position in a security that is later added to an internally managed mutual fund, the access person may not transact in the position during the three calendar days prior to the security being initially purchased by any internally managed fund.

4.	In the event of a hardship, the access person may ask for CCO approval to transact in a security which is listed on the current Restricted List. A list of potential hardships includes but is not limited to:

a.	Immediate family member illness or death

b.	Immediate family member loss of job

c.	Immediate family member reduction in income

d.	Marital separation or divorce

Pre-clearance: No access person may purchase or sell any initial public offering or limited offering security without pre-clearing this action through the CCO or the CCO’s designee. The CCO may reject any proposed trade by an access person that is inappropriate in terms of the affirmative duty of access persons of the Advisers to the Advisers’ clients.

Requests for pre-clearance will be made by completing the Pre-clearance Form in the Exhibit section of the Advisers’ Compliance and Supervisory Procedures Manuals, and forwarding it to the CCO. A final decision will be communicated to the access person in a timely fashion. Only upon receipt of the written approval from the Advisers can the access person engage in the requested transaction. The CCO will maintain copies of all requests for monitoring purposes. Pre-clearance will not be required for open-end investment companies and other securities that are not held in Alpha managed funds. The CCO will submit his/her pre-clearance requests to the CIO.

Black-Out Periods: All access persons must abide by the following black-out periods:

1.	An access person may not transact in any security, other than an open-end mutual fund not managed or sub-advised by ACFM, contemplated for purchase or sale by an internally managed mutual fund within the three day period prior to an internally managed mutual fund effecting an initial purchase or full liquidation of the security, unless prior approval has been granted by the CCO under a hardship case.

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2.	If an access person has an existing position in a security prior to the security being added to any internally managed mutual fund, the access person is prohibited from conducting a transaction in the position during the three calendar days before the security has been initially purchased by any internally managed mutual fund.

In the event any trading policy is violated, either wittingly or unwittingly, and the trade cannot be reversed, the access or supervised person will be compelled to disgorge the security and make contribution of any gain they may receive to a charity of the access person’s choice. A copy of the charitable contribution transaction must be provided to the CCO, (either receipt from the charity in the memberʹs name or a copy of a cancelled check). The chosen charity may not benefit the access person personally in any way.

This policy applies to all brokerage or asset management accounts within the memberʹs household or under their control.

3.4.	Public Presentations and Blogging Policy

Supervised persons may periodically be called upon to make public presentations to a variety of potential audiences. If the supervised person is making this presentation in support of their work with either of the Advisers, all prepared comments and handouts must be reviewed and approved by the CCO. If the presentation is being made in a capacity other than as a representative of one or both of the Advisers, the employee must assert that any opinions they may offer are their own and do not reflect the policies or opinions of the Advisers. This is addressed more completely in the Compliance and Supervisory Procedures Manuals.

The Advisers do not deny supervised persons the ability to develop or maintain a blog for personal comments and opinions, but does require that any activity of this type be reported before it’s begun. It is the Advisers’ expectations that any employee who engages in this type of activity will abide by the following guidelines:

•	Make it clear that the views expressed in the blog are yours alone and do not necessarily represent the views of your employer.

•	Respect the company’s confidentiality and proprietary information.

•	Ask the CCO if you have any questions about what is appropriate to include in your blog.

•	Be respectful to the company, employees, customers, partners, and competitors.

•	Understand when the company asks that topics not be discussed for confidentiality or legal compliance reasons.

•	Ensure that your blogging activity does not interfere with your work commitments.

In the event a supervised person’s blog or online activity prevents them from honoring their responsibilities under this Code, they will be subject to disciplinary action and/or immediate termination of employment with the Advisers.

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3.5.	Rumor Policy

All employees are expressly prohibited from knowingly spreading any false rumor concerning any company, or any purported market development, that is designed to impact trading in or the price of that company’s or any other company’s securities, (including any associated derivative instruments), and from engaging in any other type of activity that constitutes illegal market manipulation. This prohibition includes the false spreading of any rumors, or any other form of illegal market manipulation, via any media, including, but not limited to email, instant messages, blogs or chat rooms. Any employee who is found to have engaged in such conduct shall be subject to disciplinary action which may include termination.

3.6.	Outside Business Interests

A supervised person who seeks or is offered a position as an officer, trustee, director, or is considering employment in any other capacity in an outside enterprise, is expected to discuss such anticipated plans with the CCO prior to accepting such a position.

Information submitted to the CCO will be considered confidential and will not be discussed with the supervised person’s prospective employer without the supervised person’s permission.

The Advisers do not wish to limit any supervised person’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. The Advisers must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a supervised person.

3.7.	Gifts, Loans and Entertainment

Employees of the Advisers should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Additionally employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making of a client or vendor in their service of the Advisers’ needs.

Accepting Gifts: Accepting extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of the Advisers. Gifts of nominal value (e.g., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any calendar year), customary business meals, entertainment (e.g. sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted. All gifts that might violate this Code must be promptly reported to the CCO.

Solicitation of Gifts. The Advisers’ supervised persons are prohibited from soliciting gifts of any size under any circumstances.

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Giving Gifts. The Advisers’ supervised persons may not give any gift with a value in excess of $250 per calendar year to an advisory client or person who regularly does business with, regulates, advises or renders professional service to the Advisers.

Loans. Supervised persons of the Advisers are prohibited from loaning money to, or borrowing money from clients, brokers, vendors, or other persons.

Entertainment: No supervised person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Advisers. Supervised persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

3.8.	Political Contributions

Advisers do not solicit or seek to do business with government entities. At such time that their marketing strategies may include targeting government entities, Advisers will implement procedures to monitor and document political contributions.

3.9.	Reporting of Violations

All supervised persons of the Advisers must promptly (upon discovery of violation) report violations of the Code to the CCO as the situation dictates. If the CCO is unavailable, the violation must then be reported to the Managing Member of the Advisers.

No retaliation or retribution may be directed toward Supervised Persons who report apparent or actual violations. Any supervised person, associated person, or employee who engages in any retaliatory action will be subject to disciplinary action, up to and including termination.

4.	Insider Trading

Inside information is presently defined as information that has not been disseminated to the public through the customary news media; is known by the recipient (tippee) to be non- public; or has been improperly obtained. In addition, the information must be material, important enough that a reasonably prudent person might base their decision to invest or not invest on the information. If a supervised person believes they are in possession of inside information, it is critical that they not act on the information or disclose it to anyone, but instead advise the CCO accordingly. Acting on such information may subject the supervised person to severe federal criminal penalties, result in disciplinary action and potentially termination of employment with the Advisers.

Insider trading policies and procedures are included in the Advisers’ Compliance and Supervisory Procedures Manuals.

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5.	Reporting Requirements

5.1.	Scope

All access persons of the Advisers are required to provide account statements and transaction confirmations for any personal trading accounts under their control. These statements and confirmations are required to be submitted to the Advisers directly from the custodian of the respective account. This requirement applies to all accounts an access person might reasonably have control over, for all members of their household, as well as any other account from which they receive an economic benefit. If an account is a retirement account provided by an employer other than the Advisers, the reporting requirement is amended to coincide with the annual attestation of assets.

If an access person believes that they should be exempt from the reporting requirements above they should advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason(s) they should be exempt from reporting requirements under this Code.

5.2.	Reportable Securities

Section 202(a)(18) of the Advisers Act defines the term “Security” as follows:

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Reportable securities will also include shares of any open-end mutual fund or fund of funds managed or sub-advised by ACFM.

For purposes of this Code, the term “Reportable Securities” means all of the securities described above except:

•	direct obligations of the United States;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	shares issued by open-end mutual funds not managed or sub-advised by ACFM; and

•	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

If there is any question by an access person as to whether a security is reportable under this Code, they should consult with the CCO for clarification on the issue before entering any trade for their personal account.

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5.3.	Reporting Exceptions

Under Rule 204A-1, access persons are not required to submit:

•	any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;

•	a transaction report with respect to transactions effected pursuant to an automatic investment plan (Note: This exception includes dividend reinvestment plans.); and

•	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Advisers holds in its records so long as the Advisers receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5.4.	Initial/Annual Holdings Report

Any employee of the Advisers who during the course of their employment becomes an access person, as that term is defined in sub-section 2.2 of this Code, must provide the CCO with an Initial/Annual Securities Holdings Report Certification no later than 10 days after the employee becomes an access person. The holdings information provided in conjunction with this certification must be current as of 45 days before the employee became an access person. A copy of the current brokerage statement may be stapled to the Holdings Report in lieu of manually filling out the initial report.

Annual Report

Every access person must submit an Initial/Annual Securities Holdings Report Certification to the CCO due by the last business day of January of each year. The annual holdings requirement will be satisfied through receipt by the CCO of year-end statements received directly from the custodian. The CCO will review each statement for any evidence of improper holdings, trading activities, or conflicts of interest by the access person.

Quarterly Attestation

Quarterly, each supervised person will be asked to complete an attestation affirming the securities accounts that are being reported, as well as any new accounts which may have been omitted through oversight over the preceding year. Additionally an annual attestation will affirm that the supervised person has been provided with a copy of this Code, and that the supervised person has read, and understands, the different policies described here.

5.5.	Quarterly Transaction Reports

All access persons must arrange for duplicate statements to be sent directly to the CCO from the custodian of each monitored account they may control. Following receipt of the quarterly statements transaction information, the CCO, or a designated surrogate, will review each account for any evidence of improper trading activities or conflicts of interest by the access person. After careful review of each report, the CCO will document this review. The CIO will review the CCO’s quarterly and annual statements, reports and attestations.

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5.6.	Annual Written Reports to the Board

At least annually, the CCO will provide a written report to the Board of Directors of each fund for which ACFM acts as an investment adviser as follows:

•	Issues Arising Under the Code. The report must describe any issue(s) that arose during the previous year under this Code of Ethics, including any material or procedural violations, and any resulting sanction(s). The CCO may report to the board more frequently if he or she deems it necessary or appropriate, and shall do so as requested by the Managing Member.

•	Certification. Each report must be accompanied by a certification to the Board of Directors that ACFM has adopted procedures reasonably robust enough to prevent their access persons from violating this Code.

6.	Recordkeeping Requirements

The Advisers will maintain the following records for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place:

•	A copy of each Code that has been in effect at any time during the past five years;

•	A record of any violation of the Code and any action taken as a result of this violation for five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person;

•	Holdings and transactions reports made as required under the Code, including any brokerage confirmation and account statements made in lieu of these reports;

•	A list of the names of persons who are currently, or within the past five years were, access persons;

•	A record of any decision and supporting reasons for approving the acquisition of securities by access persons in initial public offerings, or otherwise limited offerings, for at least five years after the end of the fiscal year in which approval was granted;

•	Any waiver from or exception to the Code for any employee of the Advisers subject to the Code, and;

•	A copy of each annual written report to the Board.

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7.	Form ADV Disclosure

A description of the Code will be provided in the Advisers’ ADV Part 2A Brochure. With the description, a statement will be made that the Advisers will provide a copy of the Code to any client or prospective client upon request.

8.	Acknowledgment of Receipt

The Advisers’ supervised persons must acknowledge initially, annually and as the Code is amended, that they have received, read, and understand, the above Code of Ethics regarding personal securities trading and other and other potential conflicts of interest and agree to comply with the provisions therein.

This Code is approved and promulgated effective February ______, 2015.

Alpha Capital Funds Management, LLC		Alpha Capital Management, LLC

By:		By:
	Bradley H. Alford		Bradley H. Alford
	Managing Member		Managing Member

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